SUMMARY OF SERVICES AGREEMENT
                                     BETWEEN
                             SYNERTECK INCORPORATED
                                       AND
                            MOORE CLAYTON & CO., INC.


     The following is a summary of an oral agreement between Synerteck Incorporated and Moore Clayton & Co., Inc. This agreement was entered into on March 1, 2002. Pursuant to this agreement, Synerteck Incorporated has provided various information technology services to Moore Clayton & Co., Inc., including network engineering, architecture and design, website and e-mail hosting, network hosting, website design and other information technology services.

     Depending on the level of service, Synerteck receives between $4,000 and $7,000 per month depending on the amount of service provided. In addition, project-based fees are negotiated between the parties. Travel and approved business expenses of Synerteck in connection with this agreement are paid by Moore Clayton & Co., Inc.